EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ShiftPixy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (“Common Stock”) (3)	Rule 457(o)	$10,000,000	0.0001476	$1,476
	Equity	Pre-Funded Warrants to purchase Common Stock (3)(5)(7)	Rule 457(g)	—	—	—
	Equity	Common Warrants to purchase Common Stock (5)(6)	Rule 457(g)	—	—	—
	Equity	Common Stock issuable upon exercise of the Common Warrants (5)	Rule 457(g)	$10,000,000	0.0001476	$1,476
Fees Previously Paid	—	—	—	—		—

Carry Forward Securities	—	—	—	—			—	—	—	—
	Total Offering Amounts		$20,000,000		$2,902
	Total Fees Previously Paid				$5,904
	Total Fee Offsets				—
	Net Fee Due				$0

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional securities that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)

The proposed maximum aggregate offering price of the shares of Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), and as such the proposed aggregate maximum offering price of the shares of Common Stock and Pre-Funded Warrants (including shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $10,000,000.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(5)	No fee due pursuant to Rule 457(g) under the Securities Act.
(6)	The Common Warrants are exercisable at a price per share equal to 100% of the public offering price.
(7)	The pre-funded warrants have an exercise price of $0.0001.